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                                                                    EXHIBIT 11.1

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

     The following reflects the information used in calculating the number of shares in the computation of net loss per share for each of the periods set forth in the Statements of Operations.


                                                                                            AVERAGE                    LOSS
                                                         DAYS                                SHARES                    PER
                                        SHARES       OUTSTANDING      SHARES X  DAYS      OUTSTANDING       LOSS      SHARE


      QUARTER ENDED MARCH 31, 2000:     22,853,782        21             479,929,422
                                        22,873,782         3              68,621,346
                                        22,876,765         4              91,507,060
                                        22,877,930        12             274,535,160
                                        22,879,230        23             526,222,290
                                        22,888,646         6             137,331,876
                                        22,905,144        14             320,672,016
                                        22,922,078         8             183,376,624
                                                          91           2,082,195,794  /91  22,881,272     (2,301,000)  (0.10)

                                                          91           2,082,195,794  /91  22,881,272     (4,455,000)  (0.19)

      QUARTER ENDED MARCH 31, 2001:     25,973,674        17             441,552,458
                                        25,973,843        73           1,896,090,539
                                                          90           2,337,642,997  /90  25,973,811     (3,063,000)  (0.12)